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                                                                       EXHIBIT 1
                          Digital Data Networks, Inc.
                            230 - 3102 Maple Avenue
                              Dallas, Texas 75201


                                                                  April 19, 1996


To the Holders of Record of shares of Pro.Net Communications, Inc. as of the mailing date of this offer. (the "Shareholders")

Dear Shareholder,

              Offer for Pro.Net Communications, Inc.  ("Pro.Net")

1. Introduction

Digital Data Networks, Inc. ("DDN") entered into an understanding pursuant to which it agreed to make an offer (the "Offer") to all the holders of the 4,400,000 issued and outstanding ordinary shares without par value (the "Ordinary Shares") in the capital of Pro.Net on the terms and conditions set out herein.

The purpose of this letter is to make the Offer to you to acquire your Ordinary Shares.

Certain Shareholders who together hold approximately fifty seven (57%) percent of the Ordinary Shares have agreed to accept the Offer in respect of their entire holdings of Ordinary Shares in exchange for common shares without par value in the capital of DDN (the "DDN Shares").

2. The Offer

We hereby offer to acquire, on the terms and subject to the conditions set out in this document and the Form of Acceptance, all the Ordinary Shares as of the date of this letter.

(i)  Terms
     -----

In consideration for tendering your Ordinary Shares in the Offer, DDN will issue to you, for every 44 Ordinary Shares tendered by you into the Offer, one (1) DDN Share. Each such DDN Share issued will be subject to a two (2) year resale restriction from the date of issue and thereafter may only be sold in compliance with the United States Securities Act of 1933 and the securities laws of any jurisdiction in which the sale may be effected.

For any excess Ordinary Shares tendered by you into the Offer in an amount less than forty-four (44) (the "Residual Shares"), the Company will issue to you one
(1) DDN Share.

(ii)   Condition
       ---------
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This Offer is subject to the following condition ("the Condition"), namely, that the Offer shall have been accepted by Shareholders representing more than ninety (90%) percent of the Ordinary Shares by 3:00 p.m. (Vancouver time) on the 26th day of April, 1996 (the "Expiry Date").

The above Condition is for the exclusive benefit of DDN and may be waived, in whole or in part, by DDN.

All Ordinary Shares in respect of which the Offer is accepted or deemed to be accepted shall be transferred free from all liens, charges and encumbrances and with all rights attaching thereto as at the date of this document, including all rights to any dividends or distributions declared made or paid in respect of them after the date of this Offer.

Instructions on how to accept the Offer are set out in paragraph 6 below headed "Action to be taken". Further terms of the Offer are set out in Appendices I and II and in the Form of Acceptance.

3. Details of the DDN Shares

Digital Data Networks, Inc. is a United States corporation whose shares are quoted on the NASDAQ "small cap" exchange. At the time of making this Offer, there were 2,026,115 DDN Shares issued and outstanding.

4. Agreement to Tender

Pursuant to an understanding between DDN and certain Shareholders, certain Shareholders owning approximately 57% of the Ordinary Shares have agreed to irrevocably tender their respective Ordinary Shares into the Offer.

5. Risk Factors

(i)   Non-Acceptance
      --------------

If the holders of ten (10%) percent or more of the Ordinary Shares do not accept this Offer, the Condition of the Offer will not have been met. It is DDN's intention to withdraw the Offer if the Condition is not met.



(ii)  Compulsory Acquisition of Shares
      --------------------------------

Under section 279 of the Company Act (B.C.) once the holders of more than ninety (90%) percent of the Ordinary Shares have accepted the Offer, DDN will become entitled and intends to acquire compulsorily the remaining Ordinary Shares (subject to the right of any holder of Ordinary Shares to apply to the court under the Company Act to set aside the compulsory acquisition or to amend its terms). Although the terms of the compulsory acquisition will be the same as those under the Offer, the issuance of DDN shares under the compulsory acquisition
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provisions will occur at a later date than under the Offer.

6. Action to be taken

(a)  Procedure for acceptance

To accept the Offer you must complete, sign and return the attached form of
acceptance    ("Form of Acceptance") and forward the duly completed Form of
Acceptance together with any share certificate(s) for the Ordinary Shares, duly endorsed for transfer, and/or other documents of title, by post, facsimile or by hand delivery, to Davis & Company, 2800 Park Place, 666 Burrard Street, Vancouver, B.C., V6C 2Z7, marked for the attention of Stuart Morrow.

Acceptance of the Offer should arrive as soon as possible and in any event not later than 3:00 p.m. (Vancouver Time) on the 26th day of April, 1996.

(b)  Share certificates and validity of acceptance

Even if your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, you should still complete and send the Form of Acceptance so as to arrive not later than 3:00 p.m. (Vancouver time) on the 26th day of April, 1996, and arrange for the relevant share certificate(s) and/or other document(s) of title to be delivered to the offices of Davis & Company as soon as possible thereafter.

If you have lost your share certificate(s) and/or other document(s) of title, you should request that the Company Secretary of Pro.Net Communications, Inc. at 120 - 890 West Pender Street, Vancouver, B.C., send you a letter of indemnity for completion in accordance with the instructions given. When completed, the letter of indemnity must be sent to the relevant address, as detailed below, in support of the Form of Acceptance.

DDN reserves the right to treat as invalid in whole or in part any acceptance of the Offer which is not accompanied by the relevant share certificate(s) and/or other document(s) of title.


7. Settlement

Provided that the Condition has been fulfilled (or waived by DDN), the DDN shares payable to Shareholders will be dispatched by post to accepting Shareholders not later than twenty-one (21) days after the closing of the acquisition of the Ordinary Shares of Pro.Net by DDN under the Offer (the "Closing").

All documents will be sent by post at the risk of the person(s) entitled thereto. Unless other instructions are given in the Form of Acceptance, all documents will be sent to the holder (or first-named of joint holders in the Form of Acceptance) at the address indicated in Pro.Net's share register.

8. Further information
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Your attention is drawn to Appendix I and II, which form part of this document and  further terms of the Offer, and further information concerning DDN.


Yours faithfully,

On Behalf of the Board of Digital Data Networks, Inc.



Donald B. Scott
President
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                                   APPENDIX I


FURTHER INFORMATION RELATING TO DDN

1.   Directors/Officers

Name                            Position with the Company
- ----                            -------------------------

     Ronald P. Erickson       Chairman of the Board of Directors
     Donald B. Scott          President and Director
     James F., Biagi, Jr.      Secretary and Director
     Richard F. Rutkowski     Treasurer and Director
     Richard J. Boeglin       Vice President, CFO
     Susan Hassel             Vice President, Sales

2.   Offices

- - Registered Office:  3102 Maple Ave. Suite 230 Dallas, TX USA 75201

3.   Share Capital

DDN's authorized share capital consists of 10,000,000 common shares without nominal or par value, of which 2,026,115 shares were issued and outstanding as at the date of this Offer.

4.   Prospectus

Pro.Net Shareholders are referred to DDN's prospectus (the "Prospectus"), dated February 13, 1996, for further particulars on DDN. Copies of the Prospectus are available for review at Pro.Net's offices, during ordinary business hours.
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                                  APPENDIX II

                           Further terms of the Offer


1. Acceptance Period

The Offer is open for acceptance for the period from the 19th day of April, 1996, until the 26th day of April, 1996, inclusive.

2. Forms of Acceptance

Each Shareholder by whom, or on whose behalf, any Form of Acceptance is executed, irrevocably undertakes, represents, warrants and agrees to and with DDN (so as to bind him, his heirs, successors and assigns) to the following effect:

(i)  that the execution of the Form of Acceptance shall constitute:

       (a) an acceptance of the Offer in respect of the number of Ordinary Shares indicated on the Form of Acceptance, subject to the terms and conditions set out or referred to in this Offer and the Form of Acceptance, and that each such acceptance shall be irrevocable; and

       (b) provided that the Condition has been fulfilled (or waived by DDN), an irrevocable cancellation of all options to subscribe for Ordinary Shares held by the accepting Shareholder and surrender of all his rights to so subscribe;

(ii) that the execution of the Form of Acceptance, provided that the Condition has been fulfilled (or waived by DDN), constitutes the irrevocable appointment of any Director of DDN as such Shareholder's attorney (the "Attorney") (with power of sub-delegation) and an irrevocable instruction to the Attorney, to execute all or any form(s) of transfer and/or other documents at the Attorney's discretion in relation to the Ordinary Shares referred to in sub-paragraph (i) above in favor of DDN or such other person as DDN may direct and to deliver such form(s) of transfer and/or other document(s) at the Attorney's discretion together with the certificate(s) and/or other document(s) of title relating to such Ordinary Shares for registration within six months of the date of the Offer, provided that the Condition has been fulfilled (or waived by DDN), and to do all such other acts and things as may in the opinion of such Attorney be necessary or reasonable for the purpose of, or in connection with, the acceptance of the Offer and to vest in DDN or its nominee, the Ordinary Shares as aforesaid;

(iii) that, provided that the Condition has been fulfilled (or waived by DDN), the execution of the Form of Acceptance constitutes an irrevocable authority and request:

          (a) to DDN or its agents to procure the registration of the transfer of the Ordinary Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to DDN
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               or as it may direct pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to DDN or as it may direct;

          (b) to DDN to deliver to the Shareholder, by post, at the risk of each Shareholder, share certificates representing the DDN Shares, at the address set out in the Form of Acceptance.

(iv) that, provided that the Condition has been fulfilled (or waived by DDN), DDN shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of shareholders) attaching to any Ordinary Shares in respect of which the Offer has been accepted or is deemed to have been accepted, and that the execution of the Form of Acceptance will constitute an authority to DDN from such Shareholder to send any notice, circular, warrant or document or other communication which may be required to be sent to him as a member of Pro.Net in respect of such shares to DDN and an authority to the Attorney to sign as his attorney in his or the Attorney's name and on his behalf, any consent to short notice of a general meeting or separate class meeting and/or to execute a form of proxy in respect of such shares appointing any person appointed by DDN to attend general meetings and separate class meetings of Pro. Net or its members or any of them and to exercise the votes attaching to such ordinary shares on its behalf and will also constitute the agreement of such Shareholder not to exercise any of such rights without the consent of DDN and the irrevocable undertaking of such Shareholder not to appoint a proxy for or attend such general meeting or separate class meetings of Pro. Net;

(v) that he will deliver to Davis & Company (attention: Stuart Morrow) 2800 Park Place, 666 Burrard Street, Vancouver, B.C., V6C 2Z7, his share certificate(s), duly endorsed for transfer, and/or other document(s) of title in respect of the number of Ordinary Shares referred to in subparagraph (i) above, or a reasonably acceptable indemnity in lieu thereof, as soon as possible and in any event within five (5) days after the Closing;

(vi) that the terms of this paragraph 2 shall be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

(vii) that he shall do all such acts and things as shall be necessary or reasonable to vest in DDN or its nominee the Ordinary Shares referred to in sub-paragraph (i) above;

(viii) that he agrees to ratify each and every act or thing which may be done or effected by any Director of DDN or his delegate, in the exercise of any of the powers and/or authorities hereunder; and

(ix) in the case where the Shareholder has previously given an undertaking to accept the Offer, that the provisions of the Offer and the Form of Acceptance shall not supersede or vary the terms of that undertaking (including in particular the power of attorney therein contained) but shall be without prejudice to and in addition to them.

References in this paragraph 2 to a Shareholder shall include references to the person or persons
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executing a Form of Acceptance, and in the event of more than one person executing a Form of Acceptance the provisions of this paragraph 2 shall apply to them jointly and individually.

3. General

(a) The Offer and all acceptances thereof, and the Form of Acceptance shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and any laws of Canada having application therein.

(b) All powers of attorney and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Shareholder concerned and shall endure not withstanding any mental infirmity of the Shareholder in accordance with section 7 of the Power of Attorney Act (British Columbia).

(c) No acknowledgment of receipt of any Form of Acceptance, share certificate(s) and/or other document(s) of title will be given.

(d) All communications, notices, certificates, documents of title and remittances to be delivered by or sent from Shareholders will be delivered by or sent to or from such Shareholders (or their designated agents) at their own risk.